                                                 File Pursuant to Rule 424(b)(3)
                                                 SEC File Number 333-99015

PROSPECTUS



                                 ---------------

                            SKYWORKS SOLUTIONS, INC.

                                1,017,900 SHARES
                     COMMON STOCK, PAR VALUE $0.25 PER SHARE

                                 ---------------


    We are registering 1,017,900 shares of our common stock for resale by the selling stockholder identified in this prospectus. We will receive none of the proceeds from the resale of the shares by the selling stockholder. The selling stockholder may sell the shares at market prices prevailing at the time of the sale or at prices otherwise negotiated.

    Our common stock is quoted on the Nasdaq National Market under the symbol "SWKS." The last reported sale price of our common stock on the Nasdaq National Market on August 29, 2002 was $4.70 per share.

    Our principal executive offices are located at 20 Sylvan Road, Woburn, Massachusetts 01801. Our telephone number at that location is (781) 935-5150.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 AND THE SECTIONS ENTITLED "RISK FACTORS" IN THE OTHER DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September 13, 2002.

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                                TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS.......................    1
SUMMARY.................................................................    2
INCORPORATION OF INFORMATION BY REFERENCE...............................    3
RISK FACTORS............................................................    4
USE OF PROCEEDS.........................................................   13
SELLING STOCKHOLDER.....................................................   13
PLAN OF DISTRIBUTION....................................................   14
MATERIAL CHANGES........................................................   16
LEGAL MATTERS...........................................................   16
EXPERTS.................................................................   16
WHERE YOU CAN FIND MORE INFORMATION.....................................   17

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are subject to the "safe harbor" created by those sections. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes", "expects", "may", "will', "should", "could", "seek", "intends", "plans", "estimates", "anticipates" or other comparable terms. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, including those factors discussed in this prospectus in "Risk Factors" and in the documents incorporated by reference herein. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to the operations and business of the combined company include:

     - the failure to meet our expectations with respect to our future performance, including our expectations with respect to the merger;

     - the cyclical nature of the wireless communications semiconductor industry and the markets addressed by our products and our customers' products;

     - general economic and business conditions that adversely affect us or our suppliers, distributors or customers;

     -    demand for and market acceptance of new and existing products;

     - successful development of new products and the timing of new product introductions;

     - the availability and extent of utilization of manufacturing capacity and raw materials;

     -    pricing pressures and other competitive factors;

     -    fluctuations in manufacturing yields;

     -    product obsolescence;

     - our ability to develop and implement new technologies and to obtain protection of the related intellectual property;

     -    our ability to attract and retain qualified personnel;

     - the disproportionate impact of our business relationships with large customers;

     -    the uncertainties of litigation; and

     - other risks and uncertainties, including those set forth in this prospectus and those detailed from time to time in our filings with the Securities and Exchange Commission.

     You should read this prospectus and the documents incorporated by reference into it completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events or changes in future operating results over time.


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                                     SUMMARY

SKYWORKS SOLUTIONS, INC.

    Skyworks Solutions, Inc. is a leading wireless semiconductor company focused on providing front-end modules, radio frequency (RF) subsystems and complete system solutions to wireless handset and infrastructure customers worldwide. The Company offers a comprehensive family of components and RF subsystems, and also provides complete antenna-to-microphone semiconductor solutions that support advanced 2.5G and 3G services. The Company's products are used in dozens of industry-leading handset designs.

    Effective June 25, 2002, pursuant to an Agreement and Plan of Reorganization, dated as of December 16, 2001, as amended as of April 12, 2002, by and among Conexant Systems, Inc. (Conexant), Washington Sub, Inc. (Washington
Sub) and Alpha Industries, Inc. (Alpha), Alpha merged with Washington Sub, a company formed by Conexant and to which Conexant contributed the assets, liabilities (including liabilities relating to former operations) and operations of Conexant's wireless communications business, other than certain assets and liabilities retained by Conexant. Immediately prior to the merger, Conexant spun-off Washington Sub by distributing outstanding shares of Washington Sub common stock to Conexant stockholders on a one share-for-one share basis. In the merger, Conexant stockholders received 0.351 of a share of combined company common stock in exchange for each share of Washington Sub common stock issued to them in the distribution. After the merger, Alpha, which was the surviving company in the merger, changed its corporate name to Skyworks Solutions, Inc. Immediately following completion of the merger, Skyworks Solutions purchased Conexant's semiconductor assembly and test facility located in Mexicali, Mexico for an aggregate purchase price of $150 million.

    References in this prospectus to the Washington Business refer to the wireless communications business contributed by Conexant to Washington Sub, which merged with us effective June 25, 2002. References to the Mexicali Operations refer to the assembly and test facility in Mexicali, Mexico, certain assets used in connection with that facility and certain assets previously utilized by Conexant's package design team employees located in Newport Beach, California who joined Skyworks Solutions in connection with the merger, all of which assets we purchased from Conexant immediately following the merger. References to Washington/Mexicali refer to the Washington Business and Mexicali Operations, collectively. The merger has been accounted for as a reverse acquisition whereby Washington Sub was treated as the acquirer and Alpha as the acquiree primarily because Conexant shareholders owned a majority, approximately 67 percent, interest in Skyworks Solutions upon completion of the merger. Because the merger was accounted for as a purchase of Alpha, the historical financial statements of Washington/Mexicali became the historical financial statements of the Company after the merger.


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                    INCORPORATION OF INFORMATION BY REFERENCE

    The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents and information identified below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 3(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

    - Audited Combined Financial Statements of Washington Business and the Mexicali Operations and the notes thereto contained on pages F-1 through F-28 of the proxy statement/prospectus-information statement included in our Registration Statement on Form S-4 (Registration No. 333-83768) filed with the Securities and Exchange Commission on May 10, 2002;

    - Management's Discussion and Analysis of Financial Condition and Results of Operations of the Washington Business and the Mexicali Operations contained on pages 94 through 113 of the proxy statement/prospectus-information statement included in our Registration Statement on Form S-4 (Registration No. 333-83768) filed with the Securities and Exchange Commission on May 10, 2002;

    - Unaudited Condensed Combined Financial Statements of the Washington Business and the Mexicali Operations and the notes thereto contained on pages 22 through 28 of our Registration Statement on Form S-3 (Registration No. 333-92394) filed with the Securities and Exchange Commission on July 15, 2002;

    - Unaudited Pro Forma Condensed Combined Financial Information of the Washington Business and the Mexicali Operations and the notes thereto contained on pages 29 through 30 of our Registration Statement on Form S-3 (Registration No. 333-92394) filed with the Securities and Exchange Commission on July 15, 2002;

    - Management's Discussion and Analysis of Financial Condition and Results of Operations of the Washington Business and the Mexicali Operations contained on pages 31 through 43 of our Registration Statement on Form S-3 (Registration No. 333-92394) filed with the Securities and Exchange Commission on July 15, 2002;

    - Unaudited Pro Forma Condensed Combined Financial Information of the combined company contained on pages 44 through 54 of our Registration Statement on Form S-3 (Registration No. 333-92394) filed with the Securities and Exchange Commission on July 15, 2002;

    - Annual Report on Form 10-K of Alpha Industries, Inc. for the fiscal year ended March 31, 2002 filed with the Securities and Exchange Commission on July 1, 2002;

    - Quarterly Report on Form 10-Q of Skyworks Solutions, Inc. for the fiscal quarter ended June 28, 2002 filed with the Securities and Exchange Commission on August 12, 2002;

    - Current Report on Form 8-K filed with the Securities and Exchange Commission on May 2, 2002;

    - Current Report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2002, as amended on August 18, 2002; and

    - The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 29, 1998, including any amendments or reports filed for the purpose of updating the description.

    All documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Investor Relations
    Skyworks Solutions, Inc.
    4311 Jamboree Road
    Newport Beach, California 92660
    Telephone (949) 231-4700

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                                  RISK FACTORS

WE HAVE RECENTLY INCURRED SUBSTANTIAL OPERATING LOSSES AND ANTICIPATE FUTURE LOSSES.

     Our operating results have been adversely affected by a global economic slowdown and an abrupt decline in demand for many of the end-user products that incorporate wireless communications semiconductor products and system solutions. As a result, we incurred substantial operating losses during the quarter and nine months ended June 30, 2002. Additionally, during the nine months ended June 30, 2002, we implemented a number of expense reduction initiatives, including a work force reduction, a modification of employee work schedules and reduced discretionary spending. We expect that reduced end-customer demand, underutilization of our manufacturing capacity, changes in our revenue mix and other factors will continue to adversely affect our operating results in the near term. In order to return to profitability, we must achieve substantial revenue growth and we will face an environment of uncertain demand in the markets for our products. We cannot assure you as to whether or when we will return to profitability or whether we will be able to sustain such profitability, if achieved.

WE OPERATE IN THE HIGHLY CYCLICAL WIRELESS COMMUNICATIONS SEMICONDUCTOR INDUSTRY, WHICH IS SUBJECT TO SIGNIFICANT DOWNTURNS.

     The wireless communications semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving technical standards, short product life cycles and wide fluctuations in product supply and demand. From time to time these and other factors, together with changes in general economic conditions, cause significant upturns and downturns in the industry. Periods of industry downturns -- as we experienced through most of calendar year 2001 -- have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. These factors, and in particular the level of demand for digital cellular handsets, may cause substantial fluctuations in our revenues and results of operations. We have experienced these cyclical fluctuations in our business and may experience cyclical fluctuations in the future.

     During the late 1990's and extending into 2000, the wireless communications semiconductor industry enjoyed unprecedented growth, benefiting from the rapid expansion of wireless communication services worldwide and increased demand for digital cellular handsets. During calendar year 2001, we were adversely impacted by a global economic slowdown and an abrupt decline in demand for many of the end-user products that incorporate our respective wireless communications semiconductor products and system solutions, particularly digital cellular handsets. The impact of weakened end-customer demand was compounded by higher than normal levels of inventories among our original equipment manufacturer, or OEM, subcontractor and distributor customers. We expect that reduced end-customer demand, underutilization of our manufacturing capacity, changes in revenue mix and other factors will continue to adversely affect our operating results in the near term.

WE ARE SUBJECT TO INTENSE COMPETITION.

     The wireless communications semiconductor industry in general and the markets in which we compete in particular are intensely competitive. We compete with U.S. and international semiconductor manufacturers that are both larger and smaller than us in terms of resources and market share. We currently face significant competition in our markets and expect that intense price and product competition will continue. This competition has resulted and is expected to continue to result in declining average selling prices for our products. We also anticipate that additional competitors will enter our markets as a result of growth opportunities in communications electronics, the trend toward global expansion by foreign and domestic competitors and technological and public policy changes.

     We believe that the principal competitive factors for semiconductor suppliers in our market include, among others:

          -    time-to-market;
          -    new product innovation;
          -    product quality, reliability and performance;
          -    price;
          -    compliance with industry standards;
          -    strategic relationships with customers; and
          -    protection of intellectual property.

     We cannot assure you that we will be able to successfully address these factors.

     Many of our competitors have advantages over us, including:

          -    longer presence in key markets;
          -    greater name recognition;
          -    ownership or control of key technology or intellectual property;
               and
          - greater financial, sales and marketing, manufacturing, distribution, technical or other resources.

     As a result, certain competitors may be able to adapt more quickly than us to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion and sale of their products than we can.


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     Current and potential competitors also have established or may establish financial or strategic relationships among themselves or with our customers, resellers or other third parties. These relationships may affect customers' purchasing decisions. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. We cannot assure you that we will be able to compete successfully against current and potential competitors.

     A number of our competitors have combined with each other and consolidated their businesses, including the consolidation of competitors with our customers. This consolidation is attributable to a number of factors, including the historically high-growth nature of the communications electronics industry and the time-to-market pressures on suppliers to decrease the time required for product conception, research and development, sampling and production launch before a product reaches the market. This consolidation trend is expected to continue, since investments, alliances and acquisitions may enable semiconductor suppliers, including us and our competitors, to achieve economies of scale, to augment technical capabilities or to achieve faster time-to-market for their products than would be possible solely through internal development.

     This consolidation is creating entities with increased market share, customer base, technology and marketing expertise in markets in which we compete. These developments may adversely affect the markets we seek to serve and our ability to compete successfully in those markets.

OUR SUCCESS WILL DEPEND UPON OUR ABILITY TO DEVELOP NEW PRODUCTS AND REDUCE COSTS IN A TIMELY MANNER.

     The markets into which we sell demand cutting-edge technologies and new and innovative products. Our operating results will depend largely on our ability to continue to introduce new and enhanced products on a timely basis. Successful product development and introduction depends on numerous factors, including, among others:

          - the ability to anticipate customer and market requirements and changes in technology and industry standards;
          - the ability to define new products that meet customer and market requirements;
          - the ability to complete development of new products and bring products to market on a timely basis;
          - the ability to differentiate our products from offerings of our competitors; and
          -    overall market acceptance of our products.

     We cannot assure you that we will have sufficient resources to make the substantial investment in research and development in order to develop and bring to market new and enhanced products in a timely manner. We will be required continually to evaluate expenditures for planned product development and to choose among alternative technologies based on our expectations of future market growth. We cannot assure you that we will be able to develop and introduce new or enhanced wireless communications semiconductor products in a timely and cost-effective manner, that our products will satisfy customer requirements or achieve market acceptance or that we will be able to anticipate new industry standards and technological changes. We also cannot assure you that we will be able to respond successfully to new product announcements and introductions by competitors.

     In addition, prices of established products may decline, sometimes significantly, over time. We believe that in order to remain competitive we must continue to reduce the cost of producing and delivering existing products at the same time that we develop and introduce new or enhanced products. We cannot assure you that we will be able to continue to reduce the cost of our products to remain competitive.

WE MAY NOT BE ABLE TO KEEP ABREAST OF THE RAPID TECHNOLOGICAL CHANGES IN OUR MARKETS.

     The demand for our products can change quickly and in ways we may not anticipate. Our markets generally exhibit the following characteristics:

          -    rapid technological developments;
          -    rapid changes in customer requirements;
          -    frequent new product introductions and enhancements;
          - short product life cycles with declining prices over the life cycle of the product; and
          -    evolving industry standards.

     Our products could become obsolete or less competitive sooner than anticipated because of a faster than anticipated change in one or more of the technologies related to our products or in market demand for products based on a particular technology, particularly due to the introduction of new technology that represents a substantial advance over current technology. Currently accepted industry standards are also subject to change, which may contribute to the obsolescence of our products.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL NECESSARY FOR THE DESIGN, DEVELOPMENT, MANUFACTURE AND SALE OF OUR PRODUCTS. OUR SUCCESS COULD BE NEGATIVELY AFFECTED IF KEY PERSONNEL LEAVE.

     Our future success depends on our ability to continue to attract, retain and motivate qualified personnel, including executive officers and other key management and technical personnel. As the source of our technological and product innovations, our key technical personnel represent a significant asset. The competition for management and technical personnel is intense in the semiconductor industry. We cannot assure you that we will be able to attract and retain qualified management and other personnel necessary for the design, development, manufacture and sale of our products.

     We may have particular difficulty attracting and retaining key personnel during periods of poor operating performance, given, among other things, the use of equity-based compensation by us and our competitors. The loss of the services of one or more of our key employees, including David J. Aldrich, our chief executive officer, or certain key design and technical personnel, or our inability to attract, retain and motivate qualified personnel, could have a material adverse effect on our ability to operate our business.

IF OEMS OF COMMUNICATIONS ELECTRONICS PRODUCTS DO NOT DESIGN OUR PRODUCTS INTO THEIR EQUIPMENT, WE WILL HAVE DIFFICULTY SELLING THOSE PRODUCTS. MOREOVER, A "DESIGN WIN" FROM A CUSTOMER DOES NOT GUARANTEE FUTURE SALES TO THAT CUSTOMER.

     Our products will not be sold directly to the end-user but will be components of other products. As a result, we will rely on OEMs of wireless communications electronics products to select our products from among alternative offerings to be designed into their equipment. Without these "design wins" from OEMs, we would have difficulty selling our products. Once an OEM designs another supplier's product into one of its product platforms, it is more difficult for us to achieve future design wins with that OEM product platform because changing suppliers involves significant cost, time, effort and risk for that OEM. Also, achieving a design win with a customer does not ensure that we will receive significant revenues from that customer. Even after a design win, the customer is not obligated to purchase our products and can choose at any time to reduce or cease use of our products, for example, if its own products are not commercially successful or for any other reason. We may be unable to achieve design wins or to convert design wins into actual sales.

BECAUSE OF THE LENGTHY SALES CYCLES OF MANY OF OUR PRODUCTS, WE MAY INCUR SIGNIFICANT EXPENSES BEFORE WE GENERATE ANY REVENUES RELATED TO THOSE PRODUCTS.

     Our customers may need three to six months to test and evaluate our products and an additional three to six months to begin volume production of equipment that incorporates our products. The lengthy period of time required increases the possibility that a customer may decide to cancel or change product plans, which could reduce or eliminate our sales to that customer. As a result of this lengthy sales cycle, we may incur significant research and development, and selling, general and administrative expenses before we generate the related revenues for these products, and we may never generate the anticipated revenues if our customer cancels or changes its product plans.

UNCERTAINTIES INVOLVING THE ORDERING AND SHIPMENT OF OUR PRODUCTS COULD ADVERSELY AFFECT OUR BUSINESS.

     Our sales will typically be made pursuant to individual purchase orders and not under long-term supply arrangements with our customers. Our customers may cancel orders prior to shipment. In addition, we will sell a portion of our products through distributors, some of whom will have rights to return unsold products. We may purchase and manufacture inventory based on estimates of customer demand for our products, which is difficult to predict. This difficulty may be compounded when we sell to OEMs indirectly through distributors or contract manufacturers, or both, as our forecasts of demand will then be based on estimates provided by multiple parties. In addition, our customers may change their inventory practices on short notice for any reason. The cancellation or deferral of product orders, the return of previously sold products, or overproduction due to the failure of anticipated orders to materialize, could result in us holding excess or obsolete inventory, which could result in write-downs of inventory.

OUR RELIANCE ON A SMALL NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR SALES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     A significant portion of our sales are concentrated among a limited number of customers. If we lost one or more of these major customers, or if one or more major customers significantly decreased its orders, our business would be materially and adversely affected. Sales to Samsung Electronics Co., Ltd. represented approximately 45% of net revenues from third parties during the first nine months of fiscal 2002. Our future operating results will depend on the success of this customer and other customers and our success in selling products to them.

THE TERMS OF OUR FINANCING AGREEMENT WITH CONEXANT MAY RESTRICT OUR OPERATING AND FINANCIAL FLEXIBILITY.

     In connection with our acquisition from Conexant of its semiconductor assembly and test facility located in Mexicali, Mexico and assets related thereto, we and certain of our subsidiaries entered into a financing agreement, dated as of June 25, 2002, with Conexant. Pursuant to the terms of the financing agreement, in payment for the semiconductor assembly and test facility in Mexicali, Mexico, we, and our new subsidiary, Conexant Systems, S.A. de C.V., issued short-term promissory notes to Conexant in the aggregate principal amount of $150 million. In addition, Conexant committed to make a short-term $100 million revolving loan facility available to us to fund working capital and other requirements. Interest on the promissory notes and the revolving loans is payable at a rate of 10% per annum for the first ninety days following June 25, 2002, 12% per annum for the next ninety days and 15% per annum thereafter.

     Our obligations under the financing agreement are jointly and severally guaranteed by all of our domestic subsidiaries and certain of our foreign subsidiaries, and are secured by a first priority lien on our, and our guaranteeing subsidiaries', current and future tangible and intangible assets and real property.

     Unless paid earlier at our option or pursuant to the mandatory prepayment provisions of the financing agreement, fifty percent of the principal amount of the promissory notes issued by us is due on March 21, 2003, and the remaining fifty percent of the principal amount of the promissory notes and the entire principal amount of the revolving loans is due June 24, 2003. We may prepay amounts outstanding under the revolving loans at any time without penalty. We are required to prepay amounts outstanding under the financing agreement in certain circumstances. Commencing in July 2002, if at the end of any month the aggregate amount of our cash, cash equivalents and marketable securities on a consolidated basis, which we refer to as available cash, exceeds $60 million, we are required to use our available cash in excess of $60 million to repay amounts outstanding under the financing agreement. In addition, if at any time, the net cash proceeds from a sale of assets, an equity offering or an incurrence of indebtedness causes our available cash to exceed $60 million, we are required to use our available cash in excess of $60 million to repay amounts outstanding under the financing agreement. These mandatory prepayments will be applied first to reduce the principal amount of the promissory notes due March 21, 2003, second to reduce the balance of the promissory notes and third to reduce the revolving loans.

    The financing agreement contains representations and warranties of, and an indemnity by, us and our guaranteeing subsidiaries in favor of Conexant. In addition, the financing agreement contains certain covenants, including without limitation, covenants:

    - requiring us to maintain a minimum balance of cash, cash equivalents and marketable securities;

    -   imposing limitations on the incurrence of additional indebtedness;

    - restricting sales of assets, investments, acquisitions and capital expenditures;

    -   requiring us to establish a finance committee; and

    - restricting inter-company transfers of working capital and assets to foreign subsidiaries.

    Although we believe that we will be able to comply with these requirements, compliance with these requirements may restrict our operating and financial flexibility. We cannot assure you that we will in fact be able to satisfy all of the requirements in the financing agreement. Our inability to satisfy the requirements of the financing agreement would have a material adverse effect on us.

THE OCCURRENCE AND CONTINUANCE OF AN EVENT OF DEFAULT UNDER OUR FINANCING AGREEMENT WITH CONEXANT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    Our financing agreement with Conexant contains certain events of default (as defined in the financing agreement). Upon the occurrence and continuance of an event of default, Conexant may choose from a number of remedies, including:

    - terminating the revolving facility and declaring all outstanding amounts under the revolving loans due and payable;

    - declaring all amounts outstanding under the promissory notes due and payable; and

    - foreclosing on the collateral, which includes our and our guaranteeing subsidiaries' tangible and intangible assets and real property.

    Conexant's enforcement of any of these remedies upon an event of default would have a material adverse effect on us. If Conexant were to declare amounts outstanding under the revolving loans and/or the promissory notes immediately due and payable, we may not have sufficient capital to repay these amounts and we may not be able to raise sufficient capital to repay these amounts. If Conexant were to foreclose on the collateral, it would have a material adverse effect on our business, financial condition and results of operations.

WE FACE A RISK THAT CAPITAL NEEDED FOR OUR BUSINESS WILL NOT BE AVAILABLE WHEN WE NEED IT.

    We will need to obtain sources of financing in the near future. We expect that we will be required to raise capital to satisfy our working capital needs and to repay the short-term note in the amount of $150 million delivered to Conexant in payment of the purchase price of our semiconductor assembly and test facility in Mexicali, Mexico and assets relating thereto and amounts outstanding, if any, under the revolving loans under our financing agreement with Conexant. Under the terms of the financing agreement we must, subject to certain exceptions, use 100% of the proceeds from asset sales or other dispositions of property or from the issuance of debt or equity to prepay the amount outstanding under the financing agreement until paid in full. In addition, the Company has incurred expenses and has assumed obligations as a result of this merger which the Company estimates will require cash of approximately $80 million. The Company's ability to meet these expenses, the expenses of our ongoing operations, and to repay the debt owed to Conexant is dependent upon our ability to obtain suitable financing.

    We expect that we will seek to raise capital through a public or private offering of equity, debt or some combination thereof within six months. We cannot assure you that the capital required to fund these expenses will be available in the future. Conditions existing in the U.S. capital markets when the Company seeks financing will affect our ability to raise capital, as well as the terms of any financing. Further, the financing agreement limits our ability to raise additional capital by, among other things, imposing limitations on the incurrence of additional indebtedness. In addition, under a tax allocation agreement, dated as of June 25, 2002, entered into among Conexant, Washington Sub and Alpha in connection with the merger, if we fail to satisfy the short-term notes delivered to Conexant pursuant to their terms, we may be required to indemnify Conexant for a material amount of taxes that it may incur with respect to the spin-off. The Company may not be able to raise enough capital to meet our capital needs on a timely basis or at all. Failure to obtain capital when required would have a material adverse effect on the Company.

    In addition, any strategic investments and acquisitions that we may make to help us grow our business may require additional capital resources. We cannot assure you that the capital required to fund these investments and acquisitions will be available in the future.

OUR MANUFACTURING PROCESSES ARE EXTREMELY COMPLEX AND SPECIALIZED.

    Our manufacturing operations are complex and subject to disruption due to causes beyond our control. The fabrication of integrated circuits is an extremely complex and precise process consisting of hundreds of separate steps. It requires production in a highly controlled, clean environment. Minor impurities, errors in any step of the fabrication process, defects in the masks used to print circuits on a wafer or a number of other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer not to function.

    Our operating results are highly dependent upon our ability to produce integrated circuits at acceptable manufacturing yields. Our operations may be affected by lengthy or recurring disruptions of operations at any of our production facilities or those of our subcontractors. These disruptions may include electrical power outages, fire, earthquake, flooding or other natural disasters. Disruptions of our manufacturing operations could cause significant delays in shipments until we are able to shift the products from an affected facility or subcontractor to another facility or subcontractor.

    In the event of these types of delays, we cannot assure you that the required alternate capacity, particularly wafer production capacity, would be available on a timely basis or at all. Even if alternate wafer production capacity is available, we may not be able to obtain it on favorable terms, which could result in higher costs and/or a loss of customers. We may be unable to obtain sufficient manufacturing capacity to meet demand, either at our own facilities or through external manufacturing or similar arrangements with others.

    Due to the highly specialized nature of the gallium arsenide integrated circuit manufacturing process, in the event of a disruption at the Newbury Park, California or Woburn, Massachusetts semiconductor wafer fabrication facilities, alternate gallium arsenide production capacity would not be immediately available from third-party sources. These disruptions could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO ACHIEVE MANUFACTURING YIELDS THAT CONTRIBUTE POSITIVELY TO OUR GROSS MARGIN AND PROFITABILITY.

    Minor deviations in the manufacturing process can cause substantial manufacturing yield loss, and in some cases, cause production to be suspended. Manufacturing yields for new products initially tend to be lower as we complete product development and commence volume manufacturing, and typically increase as we bring the product to full production. Our forward product pricing includes this assumption of improving manufacturing yields and, as a result, material variances between projected and actual manufacturing yields will have a direct effect on our gross margin and profitability. The difficulty of forecasting manufacturing yields accurately and maintaining cost competitiveness through improving manufacturing yields will continue to be magnified by the increasing process complexity of manufacturing semiconductor products. Our manufacturing operations also will face pressures arising from the compression of product life cycles which will require us to manufacture new products faster and for shorter periods while maintaining acceptable manufacturing yields and quality without, in many cases, reaching the longer-term, high-volume manufacturing conducive to higher manufacturing yields and declining costs.

WE ARE DEPENDENT UPON THIRD PARTIES FOR THE MANUFACTURE, ASSEMBLY AND TEST OF OUR PRODUCTS.

    We rely upon independent wafer fabrication facilities, called foundries, to provide silicon-based products and to supplement our gallium arsenide wafer manufacturing capacity. There are significant risks associated with reliance on third-party foundries, including:

    - the lack of ensured wafer supply, potential wafer shortages and higher wafer prices;

    - limited control over delivery schedules, manufacturing yields, production costs and product quality; and

    - the inaccessibility of, or delays in obtaining access to, key process technologies.

    Although we have long-term supply arrangements to obtain additional external manufacturing capacity, the third-party foundries we use may allocate their limited capacity to the production requirements of other customers. If we choose to use a new foundry, it will typically take an extended period of time to complete the qualification process before we can begin shipping products from the new foundry. The foundries may experience financial difficulties, be unable to deliver products to us in a timely manner or suffer damage or destruction to their facilities, particularly since some of them are located in earthquake zones. If any disruption of manufacturing capacity occurs, we may not have alternative manufacturing sources immediately available. We may therefore experience difficulties or delays in securing an adequate supply of our products, which could impair our ability to meet our customers' needs and have a material adverse effect on our operating results.

    We also intend to utilize subcontractors to package, assemble and test a portion of our products. Because we rely on others to package, assemble or test our products, we are subject to many of the same risks as are described above with respect to foundries.

WE ARE DEPENDENT UPON THIRD PARTIES FOR THE SUPPLY OF RAW MATERIALS AND COMPONENTS.

     We believe we have adequate sources for the supply of raw materials and components for our manufacturing needs with suppliers located around the world. However, we are currently dependent on two suppliers for epitaxial wafers used in the gallium arsenide semiconductor manufacturing processes at our manufacturing facilities. Although in the past the number of qualified alternative suppliers for wafers has been limited and the process of qualifying a new wafer supplier has required a substantial lead-time, more epitaxial wafer capacity has recently become available and the supplier qualification process has become less lengthy and complex. Nevertheless, while we historically have not experienced any significant difficulties in obtaining an adequate supply of raw materials, including epitaxial wafers, and components necessary for our manufacturing operations, we cannot assure you that we will not lose a significant supplier or that a supplier will be able to meet performance and quality specifications or delivery schedules.

WE ARE SUBJECT TO THE RISKS OF DOING BUSINESS INTERNATIONALLY.

     Historically, a substantial majority of the Company's net revenues from third parties were derived from customers located outside the United States, primarily countries located in the Asia-Pacific region and Europe. In addition, we have suppliers located outside the United States and third-party packaging, assembly and test facilities and foundries located in the Asia-Pacific region. Our international sales and operations are subject to a number of risks inherent in selling and operating abroad. These include, but are not limited to, risks regarding:

          -    currency exchange rate fluctuations;
          -    local economic and political conditions;
          -    disruptions of capital and trading markets;
          - restrictive governmental actions (such as restrictions on transfer of funds and trade protection measures, including export
          -    duties and quotas and customs duties and tariffs);
          -    changes in legal or regulatory requirements;
          -    limitations on the repatriation of funds;
          -    difficulty in obtaining distribution and support;
          - the laws and policies of the United States and other countries affecting trade, foreign investment and loans, and import or export licensing requirements;
          -    tax laws; and
          - limitations on our ability under local laws to protect our intellectual property.

     Because our international sales are denominated in U.S. dollars our products could become less competitive in international markets if the value of the U.S. dollar increases relative to foreign currencies. Moreover, we may be competitively disadvantaged relative to our competitors located outside the United States who may benefit from a devaluation of their local currency. We cannot assure you that the factors described above will not have a material adverse effect on our ability to increase or maintain our international sales.

OUR OPERATING RESULTS MAY BE NEGATIVELY AFFECTED BY SUBSTANTIAL QUARTERLY AND ANNUAL FLUCTUATIONS AND MARKET DOWNTURNS.

     Our revenues, earnings and other operating results have fluctuated in the past and our revenues, earnings and other operating results may fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others:

          -    changes in end-user demand for the products (principally digital cellular handsets) manufactured and sold by our customers;
          -    the effects of competitive pricing pressures, including decreases in average selling prices of our products;
          - production capacity levels and fluctuations in manufacturing yields;
          -    availability and cost of products from our suppliers;
          -    the gain or loss of significant customers;
          - our ability to develop, introduce and market new products and technologies on a timely basis;
          -    new product and technology introductions by competitors;
          -    changes in the mix of products produced and sold;
          -    market acceptance of our products and our customers;
          -    intellectual property disputes;
          -    seasonal customer demand;
          - the timing of receipt, reduction or cancellation of significant orders by customers; and
          -    the timing and extent of product development costs.

     The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect our quarterly or annual operating results. If our operating results fail to meet the expectations of analysts or investors, it could materially and adversely affect the price of our common stock.

OUR GALLIUM ARSENIDE SEMICONDUCTORS MAY NOT CONTINUE TO BE COMPETITIVE WITH SILICON ALTERNATIVES.

     We manufacture and sell gallium arsenide semiconductors, principally power amplifiers and switches. The production of gallium arsenide integrated circuits is more costly than the production of silicon circuits. As a result, we must offer gallium arsenide products that provide superior performance to that of silicon for specific applications to be competitive with silicon products. If we do not continue to offer products that provide sufficiently superior performance to offset the cost differential, our operating results may be materially and adversely affected. It is expected that the costs of producing gallium arsenide integrated circuits will continue to exceed the costs associated with the production of silicon circuits. The costs differ because of higher costs of raw materials for gallium arsenide and higher unit costs associated with smaller-sized wafers and lower production volumes. Silicon semiconductor technologies are widely-used process technologies for certain integrated circuits and these technologies continue to improve in performance. We cannot assure you that we will continue to identify products and markets that require performance superior to that offered by silicon solutions.

THE VALUE OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED BY MARKET VOLATILITY.

     The trading price of our common stock may fluctuate significantly. This price may be influenced by many factors, including:

          -    our performance and prospects;
          -    the performance and prospects of our major customers;
          -    the depth and liquidity of the market for our common stock;
          -    investor perception of us and the industry in which we operate;
          - changes in earnings estimates or buy/sell recommendations by analysts;
          -    general financial and other market conditions; and
          -    domestic and international economic conditions.

     Public stock markets have experienced, and are currently experiencing, extreme price and trading volume volatility, particularly in the technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

WE MAY BE SUBJECT TO CLAIMS OF INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS OR DEMANDS THAT WE LICENSE THIRD-PARTY TECHNOLOGY, WHICH COULD RESULT IN SIGNIFICANT EXPENSE AND PREVENT US FROM USING OUR TECHNOLOGY.

     The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. From time to time, third parties have asserted and may in the future assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business and have demanded and may in the future demand that we license their technology. Any litigation to determine the validity of claims our products infringe or may infringe these rights, including claims arising from our contractual indemnification of our customers, regardless of their merit or resolution, could be costly and divert the efforts and attention of our management and technical personnel. Regardless of the merits of any specific claim, we cannot assure you that we would prevail in litigation because of the complex technical issues and inherent uncertainties in intellectual property litigation. If litigation were to result in an adverse ruling, we could be required to:

          -    pay substantial damages;
          - cease the manufacture, import, use, sale or offer for sale of infringing products;
          -    discontinue the use of infringing technology;
          - expend significant resources to develop non-infringing technology; or
          - license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms.

IF WE ARE NOT SUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY RIGHTS, IT MAY HARM OUR ABILITY TO COMPETE.

     We rely on patent, copyright, trademark, trade secret and other intellectual property laws, as well as nondisclosure and confidentiality agreements and other methods, to protect our proprietary technologies, devices, algorithms and processes. In addition, we often incorporate the intellectual property of our customers, suppliers or other third parties into our designs, and we have obligations with respect to the non-use and non-disclosure of such third-party intellectual property. In the future, it may be necessary to engage in litigation or like activities to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. This could require us to expend significant resources and to divert the efforts and attention of our management and technical personnel from our business operations. We cannot assure you that:

          - the steps we take to prevent misappropriation, infringement or other violation of our intellectual property or the intellectual property of our customers, suppliers or other third parties will be successful;
          - any existing or future patents, copyrights, trademarks, trade secrets or other intellectual property rights will not be challenged, invalidated or circumvented; or
          - any of the measures described above would provide meaningful protection.

     Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, develop similar technology independently or design around our patents. If any of our patents fails to protect our technology, it would make it easier for our competitors to offer similar products. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited for certain technologies and in certain foreign countries.

OUR SUCCESS DEPENDS, IN PART, ON OUR ABILITY TO EFFECT SUITABLE INVESTMENTS, ALLIANCES AND ACQUISITIONS, AND WE MAY HAVE DIFFICULTY INTEGRATING COMPANIES WE ACQUIRE. THE COMPANY'S MERGER WITH THE WIRELESS BUSINESS OF CONEXANT PRESENTS SUCH RISKS.

    Although we intend to invest significant resources in internal research and development activities, the complexity and rapidity of technological changes and the significant expense of internal research and development make it impractical for us to pursue development of all technological solutions on our own. On an ongoing basis, we intend to review investment, alliance and acquisition prospects that would complement our product offerings, augment our market coverage or enhance our technological capabilities. However, we cannot assure you that we will be able to identify and consummate suitable investment, alliance or acquisition transactions in the future.

     Moreover, if we consummate such transactions, they could result in:

          -    issuances of equity securities dilutive to our stockholders;
          -    large one-time write-offs;
          - the incurrence of substantial debt and assumption of unknown liabilities;
          -    the potential loss of key employees from the acquired company;

          -    amortization expenses related to intangible assets; and
          - the diversion of management's attention from other business concerns.

     Additionally, in periods following an acquisition, we will be required to evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they will be written down to estimated fair value, with a charge against earnings.

     Integrating acquired organizations and their products and services may be difficult, expensive, time-consuming and a strain on our resources and our relationship with employees and customers and ultimately may not be successful.

WE MAY BE RESPONSIBLE FOR PAYMENT OF A SUBSTANTIAL AMOUNT OF U.S. FEDERAL INCOME TAXES IF CONEXANT'S SPIN-OFF OF WASHINGTON SUB DOES NOT QUALIFY AS A REORGANIZATION FOR U.S. FEDERAL INCOME TAX PURPOSES AS A RESULT OF CERTAIN ACQUISITIONS OF STOCK BY US.

     In connection with Conexant's spin-off of Washington Sub prior to the merger of Washington Sub into Alpha, Conexant sought and received a ruling from the Internal Revenue Service to the effect that the spin-off qualified as a reorganization for U.S. federal income tax purposes. While the tax ruling generally will be binding on the Internal Revenue Service, the continuing validity of the ruling will be subject to certain factual representations and assumptions.

     A tax allocation agreement among Conexant, Washington Sub and Alpha generally provides that we will be responsible for any taxes imposed on Conexant, Washington Sub or Conexant stockholders as a result of either:

     - the failure of Conexant's spin-off of Washington Sub to qualify as a reorganization for U.S. federal income tax purposes, or

     - the subsequent disqualification of the distribution of Washington Sub common stock to Conexant stockholders in connection with the spin-off of Washington Sub as a tax-free transaction to Conexant for U.S. federal income tax purposes, if such failure or disqualification is attributable to certain post-spin-off actions by or in respect of Skyworks Solutions (including our subsidiaries) or our stockholders, such as the acquisition of Skyworks Solutions by a third party at a time and in a manner that would cause such failure or disqualification. For example, even if the spin-off otherwise qualifies as a reorganization for U.S. federal income tax purposes, the distribution of the Washington Sub common stock to Conexant stockholders in connection with the spin-off may be disqualified as tax-free to Conexant if there is an acquisition of our stock as part of a plan (or series of related transactions) that includes the spin-off and that results in a deemed acquisition of 50% or more of Washington Sub common stock. For purposes of this test, any acquisitions of Conexant stock or Skyworks Solutions stock within two years before or after the spin-off are presumed to be part of such a plan, although we or Conexant may be able to rebut that presumption. Also for purposes of this test, the merger will be treated as resulting in a deemed acquisition by Alpha stockholders of approximately 33% of Washington Sub common stock. The process for determining whether a change of ownership has occurred under the tax rules is complex and uncertain. If we do not carefully monitor our compliance with these rules, we might inadvertently cause or permit a change of ownership to occur, triggering our obligation to indemnify Conexant pursuant to the tax allocation agreement. In addition, our indemnity obligation could discourage or prevent a third party from making a proposal to acquire Skyworks Solutions.

     If we were required to pay any of the taxes described above, the payment would be very substantial and would be expected to have a material adverse effect on our business, financial condition, results of operations and cash flow.

WE MAY BE AFFECTED BY SIGNIFICANT RESTRICTIONS WITH RESPECT TO ISSUANCE OF OUR EQUITY SECURITIES FOR TWO YEARS AFTER CONEXANT'S SPIN-OFF OF WASHINGTON SUB.

     Even if Conexant's spin-off of Washington Sub otherwise qualifies as a reorganization within the meaning of Sections 355 and 368 of the Internal Revenue Code of 1986, the distribution of Washington Sub common stock to Conexant stockholders in connection with the spin-off may be disqualified as tax-free to Conexant under Section 355(e) of the Internal Revenue Code if 50% or more of the stock of Conexant or the Company is acquired as part of a plan (or series of related transactions) that includes the spin-off. For this purpose, any acquisitions of Conexant stock or our stock within two years before or after the spin-off transaction are presumed to be part of such a plan, although Conexant or we may be able to rebut that presumption. The merger was treated as resulting in a deemed acquisition by Alpha stockholders of approximately 33% of Washington Sub common stock. The process for determining whether a change of ownership has occurred under the tax rules is complex. Section 355(e) is a relatively new provision of law. Accordingly, little guidance exists regarding its interpretation. In particular, there is uncertainty over the analysis to be used to determine whether transactions are part of a plan (or series of related transactions). In addition, such a determination is inherently factual and subject to the interpretation of the facts and circumstances of a particular case. If an acquisition of Conexant stock or our stock triggers the application of Section 355(e), Conexant would recognize taxable gain but the spin-off would generally be tax-free to Conexant stockholders. Under the tax allocation agreement, we would be required to indemnify Conexant against that taxable gain incurred if Conexant's spin-off of Washington Sub from Conexant is disqualified as tax-free to Conexant stockholders, if it were triggered by actions by or in respect of us (including our subsidiaries) or our stockholders.

     Because of the change in control limitation imposed by Section 355(e) of the Internal Revenue Code of 1986, we may be limited in the amount of stock that we can issue to make acquisitions or to raise additional capital in the two years subsequent to the merger. Also, our indemnity obligation to Conexant might discourage, delay or prevent a change of control during this two year period that stockholders may consider favorable.

CERTAIN PROVISIONS IN OUR ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW MAY MAKE IT DIFFICULT FOR SOMEONE TO ACQUIRE CONTROL OF US.

     We have certain anti-takeover measures that may affect our common stock. Our restated certificate of incorporation, as amended, and our second amended and restated by-laws and the Delaware General Corporation Law contain several provisions that would make more difficult an acquisition of control of us in a transaction not approved by our board of directors. Our certificate of incorporation and by-laws include provisions such as:

     - the division of our board of directors into three classes to be elected on a staggered basis, one class each year;

     - the ability of our board of directors to issue shares of preferred stock in one or more series without further authorization of stockholders;

     -    a prohibition on stockholder action by written consent;

     - elimination of the right of stockholders to call a special meeting of stockholders;

     - a requirement that stockholders provide advance notice of any stockholder nominations of directors or any proposal of new business to be considered at any meeting of stockholders;

     - a requirement that the affirmative vote of at least 66 2/3% of our shares be obtained to amend or repeal any provision of the by-laws or the provision of our certificate of incorporation relating to amendments to the by-laws;

     - a requirement that the affirmative vote of at least 80% of our shares be obtained to amend or repeal the provisions of our certificate of incorporation relating to the election and removal of directors, the classified board or the right to act by written consent;

     - a requirement that the affirmative vote of at least 80% of our shares be obtained for business combinations unless approved by a majority of the members of the board of directors and, in the event that the other party to the business combination is the beneficial owner of 5% or more of our shares, a majority of the members of board of directors in office prior to the time such other party became the beneficial owner of 5% or more of our shares;

     -    a fair price provision; and

     - a requirement that the affirmative vote of at least 90% of our shares be obtained to amend or repeal the fair price provision.

     In addition to the provisions in our certificate of incorporation and by-laws, Section 203 of the Delaware General Corporation Law generally provides that a corporation shall not engage in any business combination with any interested stockholder during the three-year period following the time that such stockholder becomes an interested stockholder, unless a majority of the directors then in office approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder or specified stockholder approval requirements are met.

WE MAY BE LIABLE FOR PENALTIES UNDER ENVIRONMENTAL LAWS, RULES AND REGULATIONS, WHICH COULD ADVERSELY IMPACT OUR BUSINESS.

     We have used, and will continue to use, a variety of chemicals in manufacturing operations and have been or will be subject to a wide range of environmental protection regulations in the United States. While we have not experienced any material adverse effect on our operations as a result of such regulations, we cannot assure you that current or future regulations would not have a material adverse effect on our business, financial condition and results of operations.

     Environmental regulations often require parties to fund remedial action regardless of fault. Consequently, it is often difficult to estimate the future impact of environmental matters, including potential liabilities. We cannot assure you that the amount of expense and capital expenditures that might be required to satisfy environmental liabilities, to complete remedial actions and to continue to comply with applicable environmental laws will not have a material adverse effect on our business, financial condition and results of operations.

                                 USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of our common stock by the selling stockholder. The principal purpose of this offering is to effect an orderly disposition of the selling stockholder's shares.

                               SELLING STOCKHOLDER

    We are registering for resale certain shares of our common stock issuable to the selling stockholder identified below upon the exercise of a warrant to purchase common stock issued by us to the selling stockholder on June 25, 2002, in connection with the consummation of the merger with Conexant. The following table sets forth:

        -   the name of the selling stockholder;

        - the number and percent of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

        - the number of shares of our common stock that may be offered for resale for the account of the selling stockholder pursuant to this prospectus; and

        - the number and percent of shares of our common stock to be held by the selling stockholder after the offering of the resale shares (assuming all of the resale shares are sold by the selling stockholder).

    This information is based upon information provided by the selling stockholder and assumes the sale of all of the resale shares by the selling stockholder. The term selling stockholder includes the stockholder listed below and its transferees, pledgees, donees or other successors. The applicable percentages of ownership are based on an aggregate of 137,576,508 shares of our common stock issued and outstanding as of August 28, 2002.


                                SHARES BENEFICIALLY OWNED    NUMBER OF      SHARES BENEFICIALLY OWNED
                                    PRIOR TO OFFERING         SHARES              AFTER OFFERING
                                =========================      BEING        =========================
SELLING STOCKHOLDER               NUMBER          PERCENT     OFFERED       NUMBER            PERCENT
==============================  ==========        =======    =========      ======            =======
Jazz Semiconductor, Inc.         1,017,900           *       1,017,900         0                 *
4321 Jamboree Road
Newport Beach, CA 92660

* Less than 1%.

                              PLAN OF DISTRIBUTION

    The selling stockholder may sell the resale shares from time to time in one or more transactions at:

        -   fixed prices;

        -   market prices at the time of sale;

        -   varying prices determined at the time of sale; or

        -   negotiated prices.


    The selling stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholder may effect these transactions by selling the resale shares to or through broker-dealers. Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales. The resale shares may be sold in one or more of the following transactions:

        - a block trade in which a broker-dealer attempts to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction;

        - a purchase by a broker-dealer as principal and resale by the broker-dealer for its account under this prospectus;

        - an exchange distribution in accordance with the rules of the exchange;

        - ordinary brokerage transactions and transactions in which a broker solicits purchasers;

        -   privately negotiated transactions; and

        -   a combination of any of the above transactions.

    We may amend or supplement this prospectus from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer, the supplement will disclose:

        - the name of the selling security holder and the participating broker-dealer;

        -   the number of shares involved;

        -   the price at which the shares were sold;

        - the commissions paid or discounts or concessions allowed to the broker-dealer;

        - that the broker-dealer did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus; and

        -   other facts material to the transaction.

    The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the resale shares. In these transactions, broker-dealers may engage in short sales of the shares to offset the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and redeliver the shares to close out their short positions. The selling stockholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the resale shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholder also may loan or pledge the resale shares to a broker-dealer. The broker-dealer may sell the loaned or pledged shares under this prospectus.

    Broker-dealers or agents may receive compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers or agents may also receive compensation from the purchasers of the resale shares for whom they act as agents or to whom they sell as principals, or both. A broker-dealer's compensation will be negotiated in connection with the sale and may exceed the broker-dealer's customary commissions. Broker-dealers, agents or the selling stockholder may be deemed to be underwriters within the meaning of the Securities Act in connection with sales of the resale shares. Any commission, discount or concession received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

    Because the selling stockholder may be deemed to be an underwriter within the meaning of the Securities Act, it may be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder has


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

advised us that it has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholder.

    We agreed to keep this prospectus effective until the earlier of (i) the expiration of the exercise period under the warrant, which is January 20, 2005 (unless sooner terminated in accordance with the terms of the warrant) or (ii) when all of the shares have been sold pursuant to the prospectus. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market-making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

    The Company will pay all costs, expenses and fees associated with the registration of the resale shares, subject to reimbursement by Conexant Systems, Inc. in accordance with the terms of the warrant issued to the selling stockholder. The selling stockholder will pay all commissions and discounts, if any, associated with the sale of the resale shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in sales of the resale shares against specified liabilities, including liabilities arising under the Securities Act. The selling stockholder has agreed to indemnify certain persons, including broker-dealers and agents, against specified liabilities in connection with the offering of the resale shares, including liabilities arising under the Securities Act.


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                                MATERIAL CHANGES

    On June 25, 2002, Alpha merged with Washington Sub, a company formed by Conexant and to which Conexant contributed the assets, liabilities (including liabilities relating to former operations) and operations of Conexant's wireless communications business, other than certain assets and liabilities retained by Conexant (the Washington Business). After the merger, Alpha, which was the surviving company in the merger, changed its corporate name to Skyworks Solutions, Inc. Immediately following completion of the merger, Skyworks Solutions, Inc. purchased Conexant's semiconductor assembly and test facility located in Mexicali, Mexico for an aggregate purchase price of $150 million (the Mexicali Operations). The merger has been accounted for as a reverse acquisition whereby Washington Sub was treated as the acquirer and Alpha as the acquiree, whereby the historical financial statements of the Washington Business and Mexicali Operations became the historical financial statements of the Company after the merger.

    The audited Combined Financial Statements and Schedule of the Washington Business and the Mexicali Operations for each of the three years in the period ended September 30, 2001 and the related Management's Discussion and Analysis of the Financial Condition and Results of Operations of the Washington Business and the Mexicali Operations for such period were previously filed with the Securities and Exchange Commission as part of the proxy statement/prospectus-information statement included in Alpha Industries' Registration Statement on Form S-4, as amended (Registration No. 333-83768), filed with the Securities and Exchange Commission on May 10, 2002, and are incorporated herein by reference.

    The unaudited Condensed Combined Financial Statements and notes thereto of the Washington Business and the Mexicali Operations as of and for the six months ended March 31, 2002 and the related Management's Discussion and Analysis of the Financial Condition and Results of Operations of the Washington Business and the Mexicali Operations for such period, the unaudited Pro Forma Condensed Combined Financial Information of the Washington Business and the Mexicali Operations, reflecting the contribution of the Washington Business and the Mexicali Operations to Washington Sub and the spin-off of Washington Sub by Conexant, which we refer to collectively as the spin-off transaction, as if they had been completed on March 31, 2002, and the unaudited Pro Forma Condensed Combined Financial Information of Alpha and Washington Sub, reflecting the spin-off transaction and the merger as if they had been completed as of October 1, 2000 for statement of operations data and as of March 31, 2002 for balance sheet data, were all previously filed with the Securities and Exchange Commission on our Registration Statement on Form S-3 (Registration No. 333-92394), on July 15, 2002, and are incorporated herein by reference.

    The unaudited Condensed Combined Financial Statements and notes thereto of the combined company, Skyworks Solutions, Inc. as of and for the quarter and nine months ended June 30, 2002, reflecting the operating results of the Washington Business and the Mexicali Operations for all periods presented and the operating results of Alpha for the three days following the date of acquisition (June 25, 2002) through the end of the period, and the related Management's Discussion and Analysis of the Financial Condition and Results of Operations of Skyworks Solutions, Inc. for such period, were previously filed with the Securities and Exchange Commission on our Quarterly Report on Form 10-Q, on July 15, 2002, and are incorporated herein by reference.

                                  LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                     EXPERTS

    The consolidated financial statements of Alpha Industries, Inc. as of March 31, 2002 and April 1, 2001 and for each of the years in the three-year period ended March 31, 2002 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

    The combined financial statements and the related financial statement schedule of the Washington Business and the Mexicali Operations of Conexant Systems, Inc. as of September 30, 2000 and 2001 and for each of the three years in the period ended September 30, 2001 incorporated in this prospectus by reference to Alpha Industries' Registration Statement on Form S-4, as amended, dated May 10, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


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                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the Security and Exchange Commission's public reference room in Washington, D.C. and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov.

    We have filed with the Securities and Exchange Commission a registration statement (which term includes all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and is available to you on the Securities and Exchange Commission's web site.


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